Mail Stop 3233

                                                               October 16, 2018


     Via Email
     Mr. Mi Yong Jun
     Chief Financial Officer
     Sunrise Real Estate Group, Inc.
     No. 638, Hengfeng Road
     5A11 Floor, Building A
     Shanghai, PRC 200070


            Re:     Sunrise Real Estate Group, Inc.
                    Form 10-K
                    Filed May 15, 2018
                    Form 10-Q
                    Filed August 14, 2018
                    File No. 000-32585

     Dear Mr. Mi:

            We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                               Sincerely,

                                                               /s/ Kevin Woody

                                                               Kevin Woody
                                                               Branch Chief
                                                               Office of Real
Estate and
                                                               Commodities


            Cc:     Bryan Lin (via email)
                    Steven Schuster (via email)